EXHIBIT 99.1

NATIONAL HOME HEALTH CARE CORP.
ANNOUNCES OPERATING RESULTS FOR THE
QUARTER AND FISCAL YEAR ENDED JULY 31, 2007
AND UPDATES NASDAQ LISTING QUALIFICATIONS

Scarsdale, New York, October 29, 2007, National Home Health Care Corp. (Nasdaq Stock Market: NHHC), a provider of home health care and staffing services in the Northeast, today reported results for the quarter and fiscal year ended July 31, 2007.

Net patient revenue for the quarter ended July 31, 2007 was $29,168,000, an increase of $3,826,000, or 15.1% from $25,342,000 for the quarter ended July 31, 2006. Net income for the quarter ended July 31, 2007 was $1,097,000, or $.19 per diluted share, an increase of $197,000, or 21.9% from $900,000, or $.16 per diluted share, for the quarter ended July 31, 2006.

Net patient revenue for the fiscal year ended July 31, 2007 was $110,809,000, an increase of $8,444,000, or 8.2% from $102,365,000 for the fiscal year ended July 31, 2006. Net income for the fiscal year ended July 31, 2007 was $2,948,000, or $.51 per diluted share, a decrease of $707,000, or19.3% from $3,655,000, or $.64 per diluted share, for the fiscal year ended July 31, 2006. The decline in net income is attributable to expenses incurred in connection with the previously announced merger with affiliates of Angelo Gordon & Co.

The Company also announced today that it received a letter from the Nasdaq Stock Market on October 25, 2007 indicating that the Nasdaq Listing Qualifications Panel has determined to continue the listing of the Company’s securities on the Nasdaq Stock Market. The continued listing of the Company’s securities is contingent upon the Company holding its annual meeting of shareholders on or before October 30, 2007. The annual meeting of shareholders is scheduled for October 30, 2007.

On August 2, 2007, the Company received a Nasdaq Staff Determination Letter indicating that the Company had not held its annual meeting of shareholders, distributed a proxy statement and solicited proxies for the meeting as required by Marketplace Rules 4350(e) and 4350(g), and that its securities were therefore subject to delisting from the Nasdaq Stock Market. The Company requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination and the meeting was held on September 20, 2007.

CONTACT: Steven Fialkow, President and Chief Executive Officer or

Robert P. Heller, Chief Financial Officer (914) 722-9000.

STATEMENT OF OPERATIONS DATA:
	Quarter Ended July 31,		Fiscal Year Ended July 31,
	2007	2006	2007	2006
Revenues	$29,168,000	$25,342,000	$110,809,000	$102,365,000
Operating expenses	27,107,000	24,003,000	104,932,000	96,821,000
Income from operations	2,061,000	1,339,000	5,877,000	5,544,000
Other income:
Interest income	245,000	186,000	906,000	531,000
Income before taxes	2,306,000	1,525,000	6,783,000	6,075,000
Provision for income taxes	1,209,000	625,000	3,835,000	2,420,000
Net income	1,097,000	900,000	2,948,000	3,655,000
Earnings per share - diluted	$0.19	$0.16	$0.51	$0.64
Weighted average shares - diluted	5,748,142	5,737,368	5,744,384	5,741,370
Dividends declared per share	$0.075	$0.075	$0.30	$0.30

BALANCE SHEET DATA:
	July 31,
	2007	2006

Cash and cash equivalents	$21,894,000	$19,301,000
Total current assets	43,070,000	39,934,000
Total assets	60,654,000	57,764,000
Total current liabilities	5,609,000	4,356,000
Non-current liabilities	933,000	545,000
Stockholders' equity	54,112,000	52,863,000